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                                                                   Exhibit 23.4

             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Capstone Pharmacy Services, Inc.:


We consent to incorporation by reference in this registration statement on Form S-3 of Capstone Pharmacy Services, Inc. of our report dated July 16, 1996, relating to the consolidated balance sheets of Symphony Pharmacy Services, Inc. and Subsidiaries (wholly-owned by Integrated Health Services, Inc.) as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K, as amended, of Capstone Pharmacy Services, Inc. dated July 30, 1996.


                                        /s/ KPMG PEAT MARWICK LLP


Baltimore, Maryland
February 11, 1997